Exhibit 10.69

ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is made and entered into as of July 1, 2007 (“Effective Date”), between Kronos Advanced Technologies, Inc. (“Kronos”), a Nevada corporation and Barry Salzman, an individual resident in the State of New York (“Advisor”).

Recitals

WHEREAS, Kronos desires Advisor to provide certain services as described herein and is willing to compensate Advisor, subject to the covenants, conditions and limitations set forth in this Agreement; and

WHEREAS, Advisor has special knowledge and other background experience relevant to the field and is willing to provide certain services subject to the covenants, conditions and limitations of this Agreement.

Agreement

In consideration of the foregoing recitals and the mutual covenants hereinafter provided, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged and intending to be legally and equitably bound hereby, the parties agree as follows:

I.	Scope and Limitations of Engagement.

1.           Kronos appoints Advisor.  Kronos hereby appoints Advisor and Advisor hereby accepts such appointment, on a non-exclusive basis, to provide certain services (“Services”) as described in Attachment A (“Statement of Work”).  The Statement of Work may be modified or amended by mutual written consent of Kronos and Advisor.

2.           Independent Status of Advisor.  Advisor shall, at all times during the Term of this Agreement, be an independent contractor hereunder, rather than a co-venturer, agent, employee, or representative of Kronos.  Advisor shall be responsible for Advisor’s taxes, shall not be required to work on a continuing daily basis or any specific work schedule, and shall not be provided with office space or administrative support by Kronos. Advisor is permitted to engage in other businesses and ventures during the Term of this Agreement.  Advisor shall be solely responsible for complying with all laws, rules, and regulations applicable to its services hereunder.  Kronos shall not be liable for any injury (including death) to Advisor or others, workmen’s compensation, employer’s liability, social security, withholding tax, or other taxes of similar nature for or on behalf of Advisor or any other person, persons, firms or corporations consulted by Advisor in carrying out this Agreement.  It is understood, however, that should Kronos be held liable for any social security, withholding or other taxes of a similar nature on behalf of Advisor, then Kronos shall have the right to recover an equivalent amount from Advisor or deduct such amount from any compensation due to Advisor pursuant to this Agreement.

3.           Confidentiality.  The Advisor acknowledges that during the Term of this Agreement, the Advisor may be given access to or may become acquainted with Confidential Information (as hereinafter defined) and/or trade secrets of Kronos.  Subject to the exceptions set forth below and permitted uses of Confidential Information in connection with the provision of services pursuant to this Agreement, the Advisor acknowledges that the Confidential Information and/or trade secrets of Kronos as such may exist from time to time, are valuable, confidential, special and unique assets of Kronos, expensive to produce and maintain and essential for the operation of its business. The Advisor hereby agrees that he shall not, during the Term of this Agreement and for a period of five (5) years thereafter, directly or indirectly, communicate, disclose or divulge to any Person, as defined below, or use for its benefit or the benefit of any Person, in any manner any Confidential Information or trade secrets of Kronos acquired before or during the Term of this Agreement, or any other Confidential Information concerning the conduct and details of the businesses of Kronos, except as may be required for the Advisor to perform the services hereunder and otherwise to comply with the terms and conditions and intent of this Agreement and by law, or to enforce the Advisor’s rights hereunder.  As used in this Section, "Confidential Information” of Kronos means any and all information (verbal and written) relating to Kronos or any of its subsidiaries or any of its affiliates, or any of their respective activities, including, but not limited to, information relating to trade secrets, personnel lists, financial information, research projects, services used, pricing, software, software code, technical memoranda, designs and specifications, new products and services, comparative analyses of competitive products, technology, know-how, customers, customer lists and prospects, product sourcing, marketing and selling and servicing.  Confidential Information shall not include information that, at the time of disclosure, (a) is known or available to the general public by publication (including, without limitation, the public disclosure of information pursuant to Kronos’s reporting obligations under applicable federal and state securities laws) or otherwise through no act or failure to act on the part of the Advisor in violation of this Section I(3), (b) became known or was derived by the Advisor by some demonstrable means other than as a result of the Advisor’s access thereto, (c) was rightfully received from a third party without similar restrictions and without breach of this Agreement or any other agreement, or (d) was independently developed by the Advisor without any utilization of the Confidential Information.  The Advisor shall not be liable for any disclosure of Confidential Information made pursuant to a valid and enforceable judicial or governmental order (a “Mandated Disclosure”) not sought by the Advisor for the purpose of circumventing his obligations hereunder; provided, however, that the Advisor’s obligations under this Section I (3) shall be deemed satisfied if, promptly upon the Advisor’s receipt of a subpoena or other written notice seeking disclosure of Confidential Information, the Advisor shall provide written notice to Kronos of any attempt to obtain the Mandated Disclosure and in any event prior to any disclosure of Confidential Information pursuant thereto, and reasonably cooperates with Kronos in the event that Kronos elects to legally contest and avoid the Mandated Disclosure.

II.	Intellectual Property.

1.           Advisor covenants and agrees that any works of authorship, work product, materials, copyrights, discoveries, improvements, inventions and/or patent rights and anything else that Advisor may make or acquire, either solely or jointly with others, which result from Advisor’s contact with Kronos personnel and operation or from Advisor’s work for Kronos, during the Term of this Agreement or while engaged upon the advisory work under this Agreement, and for six (6) months thereafter (“Works”), shall be the exclusive property of Kronos and agrees to assign, and by these presents does hereby assign and transfer all his entire right, title and interest in and to such inventions, improvements and patent rights to Kronos, its successors and assigns, and Advisor agrees upon the request of Kronos to execute and deliver all documents and perform such acts necessary or advisable to secure to Kronos, its successors and assigns or its nominee without payment of additional consideration therefor other than the payment for said advisory services as herein provided, the entire right, title and interest in and to said discoveries, improvements and inventions, including applications for and/or letters patent of the United States and countries foreign thereto provided the cost of preparing such papers, assignments and applications for letters patent and the prosecution and maintenance of said applications for and/or letters patent and all proceedings and litigation is borne by Kronos or its nominee.  Both parties agree that any obligation Advisor may now have to assign inventions to Kronos is not waived or changed by terms of this Agreement.

2.           Advisor agrees that any and all information including know-how and trade secrets that may be imparted to him by Kronos as well as Advisor’s advice, recommendations and opinions resulting from such advisory service shall be maintained confidential and secret and Advisor shall not use or disclose said information to others except officials and duly authorized employees and representatives of Kronos, without prior written consent and approval of Kronos.

3.           Advisor shall at all times during and after the Term of this Agreement, upon the request and the expense of Kronos, execute and deliver any and all papers, and do any and all lawful acts that may be necessary or desirable in the opinion of Kronos including but not limited to:

a.           To obtain letters patent, both domestic and foreign on said inventions;

b.           To secure, establish and maintain title in Kronos, its successors and assigns, to said inventions, applications and letters patent, including making such title of lawful and public record;

c.           To cooperate fully with Kronos, both during and after the Term of this Agreement, with respect to the procurement, perfection of title, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to developments or inventions; to sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which Kronos may deem necessary or desirable in order to protect its rights and interests in any development or invention.  If Kronos is unable, after reasonable effort, to secure Advisor’s signature on any such papers, any executive officer of Kronos shall be entitled to execute any such papers as his agent and attorney-in-fact, and Advisor hereby irrevocably designates and appoints each executive officer of Kronos as his agent and attorney-in-fact to execute any such papers on Advisor’s behalf, and to take any and all actions as Kronos may deem necessary or desirable in order to protect its rights and interests in any development or invention, under the conditions described in this sentence.

d.           To defend, establish or otherwise preserve the validity of said letter patent against any and all infringers.

4.           Advisor shall promptly disclose to Kronos or its designees, in writing, all inventions (regardless of whether such inventions are related to the business, products or services of Kronos or any of its affiliated companies) made or conceived, either solely or jointly with others, during the term of this Agreement and for six (6) months thereafter.

5.           Advisor shall within two (2) days after written request by Kronos turn over to Kronos all plans, notes, blueprints, designs, models, laboratory notebooks, etc., relating to inventions conveyed or covered by this Agreement, and Advisor hereby assigns, sells, transfers and sets over unto Kronos all right, title and interest in and to said plans, notes, blueprints, designs, models, laboratory notebooks, etc.

III.	Compensation.

1.           Advisors Fee.  Kronos shall pay to Advisor and Advisor shall receive from Kronos the Advisor’s Fee as described in the Statement of Work.  Any compensation payable to any person other than the Advisor in connection with the provision of the Advisor’s services hereunder shall be paid out of the compensation described in this Section III.  The compensation to be paid in accordance with the Statement of Work is the sole compensation to be paid by Kronos in connection therewith.

2.           Expense Reimbursement.  Kronos shall reimburse pre-approved travel or other pre-approved expenses incurred by Advisor in connection with services to be rendered by Advisor pursuant to this Agreement, as expressly agreed in advance and writing by Kronos.  Pre-approved travel and pre-approved other expenses will be reimbursed within thirty (30) business days from receipt of expense documentation.

IV.	Advisors Warranties, Representations and Additional Covenants.

1.           Full Authority.  Advisor warrants and represents to Kronos that:  (i) Advisor has the full unrestricted right to enter into this Agreement, (ii) by entering into this Agreement, Advisor is not violating or otherwise contravening any agreement to which Advisor is bound or any applicable law; and (iii) no person must consent to the execution and performance of this Agreement by Advisor.

2.           Fraud and Bad Acts.  Advisor represents and warrants to Kronos that Advisor is not now, and covenants that Advisor shall not in the future be, a Person (i) subject to an order of any regulator under applicable law, or (ii) convicted within the previous ten (10) years of a felony.

3.           Compliance with all laws.  Advisor covenants with Kronos that Advisor shall comply with all applicable laws in connection with the execution and performance of this Agreement.

4.           Full Disclosure to Kronos.  Without limiting any other provision of this Agreement, Advisor agrees to fully disclose all activities in which Advisor is engaged other than pursuant to this Agreement.

V.	Term and Termination.

1.           The term of this Agreement is one year from the Effective Date (the “Term”).

2.           This Agreement may be terminated immediately by Kronos, without notice, in the event that Advisor commits a material breach of this Agreement.

3.           In the absence of breach by Advisor, Kronos may terminate this Agreement upon ten (10) days prior written notice to Advisor.  In this event, Advisor shall be entitled to all compensation pursuant this Agreement which has been earned.

4.           Advisor may terminate this Agreement upon ten (10) days prior written notice to Kronos.

VI.	Miscellaneous.

1.           Binding Effect and Survival of Rights.  This Agreement will benefit and bind the parties and their respective personal representatives, executors, administrators, heirs, legatees, devisees, successors and assigns.

2.           Notices.  All notices, demands, requests and other communications required or permitted to be given by any provision of this Agreement will be in writing addressed as follows:

If to Kronos:	Kronos Advanced Technologies, Inc. 464 Common Street, Suite 301 Belmont, MA 02478 Telephone: 617.364.5087 Attention: Daniel R. Dwight, President and Chief Executive Officer

If to Advisor:	Barry Salzman 655 Madison Avenue New York, NY Telephone: 1. (212) 888-8100

Any such notice, demand, request or communication will be deemed to have been given and received for all purposes under this Agreement: (a) on the date of delivery when delivered in person; (b) on the date of transmission when delivered by facsimile transmission (provided such transmission is confirmed by transmission receipt and such notice is promptly confirmed by some other means described herein); and/or (c) on the next business day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery; provided, however, if the day such notice, demand, request or communication will be deemed to have been given and received as aforesaid is not a business day, such notice, demand, request or communication will be deemed to have been given and received on the next business day.

Any party to this Agreement may change such parties address for the purpose of notice, demands, requests and communications required or permitted under this Agreement by providing written notice of such change of address to all of the parties by written notice as provided herein.

3.           Interpretation.  The parties acknowledge to each other that each party has reviewed and participated in the negotiation of this Agreement.  Accordingly, the normal rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement.

4.           Incorporation.  The Recitals, all exhibits and schedules attached hereto, or to be attached hereto, and all other agreements and instruments referred to herein are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

5.           Further Assurances.  The parties further agree that, upon request, they will do such further acts and deeds and will execute, acknowledge, deliver and record such other documents and instruments as may be reasonably necessary from time to time to evidence, confirm or carry out the intent and purpose of this Agreement.

6.           Lawful Authority.  Each party executing this Agreement hereby represents and warrants to all other parties that they have been fully authorized to execute and deliver this Agreement.

7.           Attorneys Fees.  If any legal action or other proceeding (including arbitration pursuant to this Agreement) is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys fees, court costs and all reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

8.           Waivers and Consents.

(i)           Each and every waiver of any provision of this Agreement must be in writing and signed by each party whose interests are adversely affected by such waiver.

(ii)          Unless otherwise expressly provided in a waiver, no such waiver granted in any one instance will be construed as a continuing waiver applicable in any other instance.

(iii)         No waiver by any party to this Agreement to or of any breach or default by any other party to this Agreement in the performance by such other party of its obligations hereunder will be deemed or construed to be a waiver of any breach or default of any other party of the same or any subsequent obligations hereunder.

(iv)         Subject to applicable statutes of limitation, the failure on the part of any party to this Agreement to complain of any act or failure to act of any other party to this Agreement or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by the non-defaulting party of its rights hereunder.

(v)          Each and every consent by any party to this Agreement must be in writing signed by the party to be bound thereby.  No consent will be deemed or construed to be a consent to any action except as described in such writing.

9.           Section Headings.  The Section headings contained in this Agreement are for reference purposes only and will not affect the interpretation of this Agreement.

10.           Governing Law.  This Agreement will be governed in all respects, including validity, interpretation and effect by, and will be enforceable in accordance with, the internal laws of the State of Nevada without regard to conflicts of laws principles.

11.           Severability.  If any provision of this Agreement is held to be unlawful, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable, and this Agreement will be construed and enforced without giving effect to such unlawful, invalid or unenforceable provision.  Furthermore, if any provision of this Agreement is capable of two (2) constructions, one of which would render the provision void, and the other which would render the provision valid, then the provision will have the meaning which renders it valid.

12.           Counterpart Execution.  This Agreement may be executed in multiple counterparts, each one of which will be deemed an original, but all of which will be considered together as one and the same instrument.  Further, in making proof of this Agreement, it will not be necessary to produce or account for more than one (1) such counterpart.  Provided all parties have signed at least one counterpart, the execution by a party of a signature page hereto will constitute due execution and will create a valid, binding obligation of the party so signing, and it will not be necessary or required that the signatures of all parties appear on a single signature page hereto.

13.           Amendments.  Each and every modification and amendment of this Agreement must be in writing and except as otherwise provided herein, signed by all the parties hereto.

14.           Entire Agreement.  This Agreement contains the entire agreement between the parties regarding the subject matter hereof.  Any prior agreements, discussions or representations not expressly contained in this Agreement will be deemed to be replaced by the provisions hereof, and no party has relied on any such prior agreements, discussions or representations as an inducement to the execution hereof.

15.           Rules of Construction.  (a) All terms in this Agreement in the singular and plural will have comparable meanings when used in the plural and vice-versa unless otherwise specified;  (b) the words hereof, herein, hereunder and words of similar import when used in this Agreement, will refer to this Agreement as a whole and not any particular provision of this Agreement and all references to articles, sections and subdivisions thereof are to this Agreement unless otherwise specified;  (c) the words include, includes and including will be deemed to be followed by the phrase without limitation;  (d) all pronouns and any variations thereof will be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the individual, individuals, entity or entities may require;  (e) all references to documents, contracts, agreements or instruments will include any and all supplements and amendments thereto;  and (f) all accounting terms not specifically defined herein will be construed in accordance with generally accepted accounting principles or generally accepted auditing standards then applied in the United States.

16.           Forum Selection.  ADVISOR AND KRONOS DO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND DO FURTHER IRREVOCABLY AND UNCONDITIONALLY STIPULATE AND AGREE THAT THE FEDERAL COURTS IN THE STATE OF NEW YORK OR THE STATE COURTS OF NEW YORK WILL HAVE JURISDICTION TO HEAR AND FINALLY DETERMINE ANY DISPUTE, CLAIM, CONTROVERSY OR ACTION ARISING OUT OF OR CONNECTED (DIRECTLY OR INDIRECTLY) WITH THIS AGREEMENT THAT IS NOT SUBJECT TO ARBITRATION, OR TO ENTER A JUDGMENT CONSISTENT WITH ANY ARBITRATION AWARD. ADVISOR AND KRONOS FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL OBJECTIONS OR DEFENSES TO SAID JURISDICTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE UPON ANY PARTY HERETO SHALL BE MADE BY DELIVERY VIA PRIORITY OVERNIGHT DELIVERY (E.G., FEDEX) AND BY FACSIMILE OF A COPY OF SUCH PROCESS TO THE ADDRESS OF SUCH PARTY FOR NOTICES TO SUCH PARTY AS SET FORTH IN THIS AGREEMENT LETTER (OR SUCH DIFFERENT ADDRESS AT SUCH PARTY WILL HEREAFTER SPECIFY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT).  THE FOREGOING CONSENT, IN ADVANCE, TO THE JURISDICTION OF THE AFOREMENTIONED COURTS AND THE AFOREMENTIONED METHOD OF SERVICE ARE MATERIAL INDUCEMENTS FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

17.           Personal Nature of Undertaking.  Advisor acknowledges that the engagement of Advisor’s services hereunder by Kronos is personal to Advisor, and such services shall not be delegated or assigned to any other Person or Advisor without Kronos’ express prior written consent, which may be withheld in Kronos’ sole and absolute discretion.

IN WITNESS WHEREOF, the parties have executed this Advisors Agreement effective as of the date signed by the parties, as shown below.

Kronos Advanced Technologies:

By:___________________________________
Daniel R. Dwight
Title:  President and Chief Executive Officer

Advisor:

By:______________________________________
Name:   Barry Salzman

ATTACHMENT A

Project: Advisory consultation to the Company on general business matters, funding and customer relationships.

Advisory Fee: $20,833 / month

Limitation: The Advisor is not an Officer or Director of the Company and is limited solely to an advisory role to the Company.